Exhibit 21.1 - Subsidiaries

SWS Group, Inc.	State or Other Jurisdiction of Incorporation or Organization
Southwest Securities, Inc.	Delaware

SWS Financial Services, Inc.	Texas

SWS Capital Corporation	Delaware

Southwest Investment Advisors, Inc.	Delaware

Southwest Insurance Agency, Inc.	Texas

Southwest Insurance Agency of Alabama, Inc.	Alabama

Southwest Financial Insurance Agency, Inc.	Oklahoma

M.L. Stern & Co., LLC	Delaware

Tower Asset Management, LLC	Delaware

SWS Banc Holdings, Inc.	Delaware

Southwest Securities, FSB	Federal

FSB Development, LLC	Texas

SWSA, LLC (90%)	Texas

SWSB, LLC (88.2%)	Texas